[Allen & Company LLC Letterhead]

November 30, 2007

Shawn McCreight, Chairman

John Colbert, Chief Executive Officer

Guidance Software, Inc.

215 North Marengo Avenue, Second Floor

Pasadena, CA 91101

Dear Shawn and John:

As you may know, I have recently joined Allen & Company LLC in New York. As a result of my new obligation, I believe it will be very difficult for me to continue to reside on the Board of Guidance Software. As a result, I will be resigning by Board position.

In order to accomplish this in an orderly way as possible, I would make the resignation effective as of January 15, 2008.

I have greatly enjoyed my time on the Board and hope there are ways we can continue to work together.

Sincerely,

/s/ George J. Tenet

George J. Tenet